                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                     VOLUME SERVICES AMERICA HOLDINGS, INC.

                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                    92873P105
                                 (CUSIP NUMBER)

                                December 31, 2003
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                          --------------------------
CUSIP NO. 92873P105                   13G                     PAGE 2 OF 22 PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person:  Blackstone Management Associates II L.L.C.
          I.R.S. Identification Nos. of above persons (entities only):
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3.        SEC Use Only


--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                            5.     Sole Voting Power:  2,586,495


          NUMBER OF         ----------------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ----------------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  2,586,495
        PERSON WITH

                            ----------------------------------------------------
                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          2,586,495


--------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                [ ]


--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  11.5%


--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  OO


--------------------------------------------------------------------------------

----------------------------                          --------------------------
CUSIP NO. 92873P105                   13G                     PAGE 3 OF 22 PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person:  Blackstone Capital Partners II. Merchant
                                     Banking Fund L.P.
          I.R.S. Identification Nos. of above persons (entities only):

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3.        SEC Use Only


--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                            5.     Sole Voting Power:  1,916,765


          NUMBER OF         ----------------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ----------------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  1,916,765
        PERSON WITH

                            ----------------------------------------------------
                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          1,916,765


--------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                [ ]


--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  8.5%


--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN


--------------------------------------------------------------------------------

----------------------------                          --------------------------
CUSIP NO. 92873P105                   13G                     PAGE 4 OF 22 PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person: Blackstone Offshore Capital Partners II L.P.

          I.R.S. Identification Nos. of above persons (entities only):

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3.        SEC Use Only


--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization: Cayman Islands


--------------------------------------------------------------------------------
                            5.     Sole Voting Power:  497,254


          NUMBER OF         ----------------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ----------------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  497,254
        PERSON WITH

                            ----------------------------------------------------
                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          497,254


--------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                [ ]


--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  2.2%


--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN


--------------------------------------------------------------------------------

----------------------------                          --------------------------
CUSIP NO. 92873P105                   13G                     PAGE 5 OF 22 PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person:  VSI Management I L.L.C.

          I.R.S. Identification Nos. of above persons (entities only):

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3.        SEC Use Only


--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                            5.     Sole Voting Power:  172,476


          NUMBER OF         ----------------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ----------------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  172,476
        PERSON WITH

                            ----------------------------------------------------
                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          172,476


--------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                [ ]


--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  0.8%


--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  OO


--------------------------------------------------------------------------------

`

----------------------------                          --------------------------
CUSIP NO. 92873P105                   13G                     PAGE 6 OF 22 PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person:  BCP Volume L.P.

          I.R.S. Identification Nos. of above persons (entities only):

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3.        SEC Use Only


--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                            5.     Sole Voting Power:  1,916,765


          NUMBER OF         ----------------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ----------------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  1,916,765
        PERSON WITH

                            ----------------------------------------------------
                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          1,916,765


--------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                [ ]


--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  8.5%


--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN


--------------------------------------------------------------------------------

`

----------------------------                          --------------------------
CUSIP NO. 92873P105                   13G                     PAGE 7 OF 22 PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person:  BCP Offshore Volume L.P.

          I.R.S. Identification Nos. of above persons (entities only):

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3.        SEC Use Only


--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization: Cayman Islands


--------------------------------------------------------------------------------
                            5.     Sole Voting Power:  497,254


          NUMBER OF         ----------------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ----------------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  497,254
        PERSON WITH

                            ----------------------------------------------------
                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          497,254


--------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                [ ]


--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  2.2%


--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN


--------------------------------------------------------------------------------

`

----------------------------                          --------------------------
CUSIP NO. 92873P105                   13G                     PAGE 8 OF 22 PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person:  VSI Management Direct L.P.

          I.R.S. Identification Nos. of above persons (entities only):

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3.        SEC Use Only


--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization: Delaware


--------------------------------------------------------------------------------
                            5.     Sole Voting Power:  172,476


          NUMBER OF         ----------------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ----------------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  172,476
        PERSON WITH

                            ----------------------------------------------------
                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          172,476


--------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                [ ]


--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  0.8%


--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN


--------------------------------------------------------------------------------

`

----------------------------                          --------------------------
CUSIP NO. 92873P105                   13G                     PAGE 9 OF 22 PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person:  Peter G. Peterson
          I.R.S. Identification Nos. of above persons (entities only):

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3.        SEC Use Only


--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization: United States


--------------------------------------------------------------------------------
                            5.     Sole Voting Power:  2,586,495


          NUMBER OF         ----------------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ----------------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  2,586,495
        PERSON WITH

                            ----------------------------------------------------
                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          2,586,495


--------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                [ ]


--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  11.5%


--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  IN


--------------------------------------------------------------------------------

----------------------------                          --------------------------
CUSIP NO. 92873P105                   13G                    PAGE 10 OF 22 PAGES
----------------------------                          --------------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Person:  Stephen A. Schwarzman
          I.R.S. Identification Nos. of above persons (entities only):

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group              (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3.        SEC Use Only


--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization: United States


--------------------------------------------------------------------------------
                            5.     Sole Voting Power:  2,586,495


          NUMBER OF         ----------------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ----------------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  2,586,495
        PERSON WITH

                            ----------------------------------------------------
                            8.     Shared Dispositive Power:  0

--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          2,586,495


--------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                [ ]


--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  11.5%


--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  IN


--------------------------------------------------------------------------------

ITEM 1(A). NAME OF ISSUER:

Volume Services America Holdings, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

201 East Broad Street, Spartanburg, South Carolina 29306

ITEM 2(A). NAME OF PERSON FILING:

Blackstone Management Associates II L.L.C.
Blackstone Capital Partners II Merchant Banking Fund L.P.
Blackstone Offshore Capital Partners II L.P.
VSI Management I L.L.C.
BCP Volume L.P.
BCP Offshore Volume L.P.
VSI Management Direct L.P.
Peter G. Peterson
Stephen A. Schwarzman

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The principal business office address of each of the reporting persons above, except for VSI Management Direct L.P. and VSI Management I L.L.C., is c/o Blackstone Management Associates II L.L.C., 345 Park Avenue, New York, New York 10154. The principal business office address of VSI Management Direct L.P. and VSI Management I L.L.C. is c/o Volume Services America Holdings, Inc., 201 East Broad Street, Spartanburg, South Carolina 29306.

ITEM 2(C). CITIZENSHIP:

Blackstone Management Associates II L.L.C. - Delaware
Blackstone Capital Partners II Merchant Banking Fund L.P. - Delaware Blackstone Offshore Capital Partners II L.P. - Cayman Islands
VSI Management I L.L.C. - Delaware
BCP Volume L.P. - Delaware
BCP Offshore Volume L.P. - Cayman Islands
VSI Management Direct L.P. - Delaware
Peter G. Peterson - United States
Stephen A. Schwarzman - United States

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(E). CUSIP NUMBER:

92873P105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
(b) [ ] Bank as defined in section 3(a)(6) of the Exchange Act.
(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d) [ ] Investment company registered under Section 8 of the Investment Company Act.
(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

ITEM 4. OWNERSHIP.

(a) Amount beneficially owned:

         BCP Volume L.P. ("BCP Volume") directly owns 1,916,765 shares of Common Stock. Blackstone Capital Partners II Merchant Banking Fund L.P. ("BCP II") is the sole general partner of BCP Volume and may be deemed to beneficially own the Common Stock owned by BCP Volume.

         BCP Offshore Volume L.P. ("BCP Offshore") directly owns 497,254 shares of Common Stock. Blackstone Offshore Capital Partners II L.P. ("BOCP II") is the sole general partner of BCP Offshore and may be deemed to beneficially own the Common Stock owned by BCP Offshore.

         VSI Management Direct L.P. ("Management Direct") directly owns 172,476 shares of Common Stock. VSI Management I L.L.C. ("VSI") is the sole general partner of Management Direct and Kenneth R. Frick is one of two managing members of VSI. Therefore, each of VSI and Kenneth R. Frick may be deemed to beneficially own the Common Stock owned by Management Direct.

         As the sole general partner of BCP II, the sole investment general partner of BOCP II and one of two managing members of VSI, Blackstone Management Associates II L.L.C. ("BMA II") may be deemed to be the beneficial owner of 2,586,495 shares of the identified securities.

         Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA II (the "Founding Members") and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BMA II. As a result, the Founding Members may be deemed to beneficially own the shares of the identified class of securities that BMA II may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such securities.

(b) Percent of class: See item 11 of each cover page, which is based on Item 5 of each cover page.

(c) Number of shares as to which the person has;
       (i) Sole power to vote or direct the vote: See Item 5 of each cover page.
       (ii) Shared power to vote or to direct the vote: See Item 6 of each cover page.
       (iii) Sole Power to dispose or to direct the disposition of: See Item 7 of each cover page.
       (iv) Shared power to dispose or to direct the disposition of: See Item 8 of each cover page.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

BMA II is the sole general partner of BCP II, the sole investment general partner of BOCP II and one of two managing members of VSI and therefore may be deemed to be the beneficial owner of the securities held by such entities. BCP II, BOCP II and VSI may be deemed to be the beneficial owners of the securities held by BCP Volume, BCP Offshore and Management Direct, respectively. However, each of BMA II, BCP II, BOCP II and VSI disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. BCP Volume, BCP Offshore and Management Direct may be deemed to be a group in relation to their respective investments in Volume Services America Holdings, Inc.

The Founding Members may be deemed to be a group in relation to their shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the securities held, through BMA II, BCP II, BOCP II and VSI by BCP Volume, BCP Offshore and Management Direct.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATIONS.

Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                   BLACKSTONE MANAGEMENT ASSOCIATES II L.L.C.





                           By:   /s/ Howard A. Lipson
                               ----------------------------
                                  Name: Howard A. Lipson
                                  Title: Member



Dated: February 13, 2004

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            BLACKSTONE CAPITAL PARTNERS II MERCHANT BANKING FUND L.P.

         By: Blackstone Management Associates II L.L.C., general partner





                           By:   /s/ Howard A. Lipson
                               ----------------------------
                                  Name: Howard A. Lipson
                                  Title: Member



Dated: February 13, 2004

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           BLACKSTONE OFFSHORE CAPITAL
                                PARTNERS II L.P.

   By: Blackstone Management Associates II L.L.C., investment general partner





                           By:   /s/ Howard A. Lipson
                               ----------------------------
                                  Name: Howard A. Lipson
                                  Title: Member



Dated: February 13, 2004

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             VSI MANAGEMENT I L.L.C.

         By: Blackstone Management Associates II L.L.C., managing member



                           By:   /s/ Howard A. Lipson
                               ----------------------------
                                  Name: Howard A. Lipson
                                  Title: Member





                      By: Kenneth R. Frick, managing member





                           By:   /s/ Kenneth R. Frick
                               -------------------------------
                                  Name: Kenneth R. Frick
                                  Title: Managing Member


Dated: February 13, 2004

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 BCP VOLUME L.P.

 By: Blackstone Capital Partners II Merchant Banking Fund L.P., general partner





                           By:   /s/ Howard A. Lipson
                               ----------------------------
                                  Name: Howard A. Lipson
                                  Title: Member






Dated: February 13, 2004

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            BCP OFFSHORE VOLUME L.P.

        By: Blackstone Offshore Capital Partners II L.P., general partner





                           By:   /s/ Howard A. Lipson
                               ----------------------------
                                  Name: Howard A. Lipson
                                  Title: Member



Dated: February 13, 2004

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           VSI MANAGEMENT DIRECT L.P.

                  By: VSI Management I L.L.C., general partner



                      By: Blackstone Management Associates
                      II L.L.C., managing member

                       By:   /s/ Howard A. Lipson
                           ----------------------------
                              Name: Howard A. Lipson
                              Title: Member






                       By:   /s/ Kenneth R. Frick
                           --------------------------------
                              Name: Kenneth R. Frick
                              Title: Managing Member




Dated: February 13, 2004

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                          /s/ Peter G. Peterson
                         -----------------------------
                          PETER G. PETERSON



Dated: February 13, 2004

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                         /s/ Stephen A. Schwarzman
                        -------------------------------
                         STEPHEN A. SCHWARZMAN



Dated: February 13, 2004